Exhibit 4.1

CAMELOT ENTERTAINMENT GROUP, INC.

2007 STOCK PLAN

ADOPTED OCTOBER 1, 2007

1. Purposes of the Plan.  The purposes of this 2007 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees, Consultants and Advisors of the Company, its parent (if any) and any present or future subsidiaries of the Company (collectively, "Related Corporations") through providing opportunities to acquire stock in the Company.  As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation", respectively, as those terms are defined in Sections 424(e) and 424(f) or successor provisions of the Internal Revenue Code of 1986 as amended from time to time (the "Code"), and to reward individuals directly involved in the success of the Company's business.  The Company may make grants of Company common stock (“Awards” of “Common Stock”), grants of Common Stock purchase options (“Options”) or grants of rights to purchase Common Stock (“Purchase Rights”).  Options granted under the Plan may be either "incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or "nonstatutory stock options," at the discretion of the Board and as reflected in the terms of the written Option Agreement.

2. Structure of the Plan.  The Plan permits the following separate types of grants:

(a). The Board may grant Options.  These Options may meet the requirements of Section 422 of the Code ("Incentive Stock Options" or "ISOs"); or, they may not qualify as ISOs ("Non-Qualified Options").

(b). The Board may make outright grants of Common Stock (Awards).

(c). The Board may grant the right to make direct purchases of Common Stock ("Purchase Rights").

Options, Awards and Purchase Rights are sometimes referred to hereinafter as "Stock Rights.”

3. Definitions.  The following definitions shall apply to terms capitalized in this Plan:

(a) "Agreement" means any Option agreement, Award agreement or Purchase Rights agreement, both individually and collectively, as the context so requires.

(b) "Affiliate" means any corporation, company or other entity whose financial results are consolidated with those of the Company in accordance with U.S. generally accepted accounting principles.

(c) "Approved Transaction" means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

(d) "Award" means outright Grants of Common Stock under this Plan.

(e) "Board" shall mean the Committee, if one has been appointed, or the Board of Directors of the Company, if no Committee is appointed.

CAMELOT ENTERTAINMENT GROUP, INC.

2007 STOCK PLAN

ADOPTED OCTOBER 1, 2007

(f) "Board Change" means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(g) "Camelot Entertainment Group” and “Camelot” means Camelot Entertainment Group, Inc., a Delaware corporation, and any successor thereto.

(h) "Change in Control" means either a Corporate Change in Control or a Transactional Change in Control.

(i) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(j) "Committee" shall mean the Committee appointed by the Board of Directors under paragraph (a) of Section 5 of the Plan, if one is appointed.

(k) "Common Stock" shall mean the Common Stock of the Company.

(l) "Company" shall mean Camelot Entertainment Group, Inc., a Delaware corporation.

(m) "Consultant" shall mean any person who is engaged by the Company or any subsidiary to render consulting services and is compensated for such consulting services, and any non-employee member of the Board whether compensated for such services or not.

(n) "Continuous Status as an Employee or Consultant" shall mean the absence of any interruption or termination of service as an Employee or Consultant.  Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is  guaranteed by contract or statute.

(o) "Control Purchase" means any transaction in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by the Company or any of its Subsidiaries) (i) shall purchase any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board, or (ii) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) in the case of rights to acquire the Company's securities).

(p) "Corporate Change in Control" means the happening of any of the following events: (1) the acquisition by any individual, entity or group (an "Entity"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition by virtue of the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was itself acquired directly from the Company), (B) any acquisition by the Company, or (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlled by the Company; or (2) a change in the composition of the Board since September 30, 2007, such that the individuals who, as of such date, constituted the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to September 30, 2007 whose election, or nomination for election by the stockholders of the Company, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or Entity other than the Board shall not be deemed a member of the Incumbent Board.

CAMELOT ENTERTAINMENT GROUP, INC.

2007 STOCK PLAN

ADOPTED OCTOBER 1, 2007

(q) "Effective Date" means the date the Plan becomes effective pursuant to Section 18.

(r) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto.  Reference to any specific Exchange Act section shall include any successor section.

(s) "Employee" shall mean any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company.  The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

(t) "Fair Market Value" of a share of Common Stock means the average of the high and low sales prices of a share of Common Stock on the Over The Counter Bulletin Board (“OTCBB”) or other subsequent exchange the Company may be listed on in the future on the date in question, except as otherwise provided for herein.

(u) "Holder" means an employee of or a consultant or advisor to the Company or any of its Subsidiaries who has received a Grant under this Plan.

(v) "Involuntary Employment Action" means any change in the terms and conditions of the Holder's employment with the Company or any successor, without cause (as defined herein), to such extent that: (1) the Holder shall fail to be vested with power, authority and resources analogous to the Holder's title and/or office prior to the Change in Control, or (2) the Holder shall lose any significant duties or responsibilities attending such office, or (3) there shall occur a reduction in the Holder's base compensation or (4) the Holder's employment with the Company, or its successor, is terminated without cause (as defined herein).

(x) "Incentive Stock Option" shall mean an Option intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

(y) "Minimum Price Per Share" means the highest gross price (before brokerage commissions, soliciting dealers' fees and similar charges) paid or to be paid for any share of Common Stock (whether by way of exchange, conversion, distribution, liquidation or otherwise) in, or in connection with, any Approved Transaction or Control Purchase which occurs at any time during the period beginning on the sixtieth day prior to the date on which Options are exercised and ending on the date on which Options are exercised. If the consideration paid or to be paid in any such Approved Transaction or Control Purchase shall consist, in whole or in part, of consideration other than cash, the Board shall take such action, as in its judgment it deems appropriate, to establish the cash value of such consideration, but such valuation shall not be less than the value, if any, attributed to such consideration by any other party to such Approved Transaction or Control Purchase.

(z) "Option" shall mean a Stock Option granted pursuant to the Plan.

(aa) "Option Stock" shall mean the Common Stock subject to an Option.

(bb)  "Optionee" shall mean an Employee or Consultant who receives an Option.

(cc) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 425(e) of the Code.

(dd) “Participant” means an employee of or a consultant or advisor to the Company or any of its Subsidiaries who is participating in and/or receiving stock, stock options and/or Awards under this Plan.

CAMELOT ENTERTAINMENT GROUP, INC.

2007 STOCK PLAN

ADOPTED OCTOBER 1, 2007

(ee)  "Plan" shall mean this 2007 Stock Plan.

(ff)  "SEC" means the Securities and Exchange Commission.

(gg)  "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(hh)  "Subsidiary" shall mean a subsidiary corporation, whether now or hereafter existing, as defined in Section 425(f) of the Code.

(ii) "Survivors" means a deceased Holder's legal representatives and/or any person or persons who acquired the Holder's rights to an Option by will or by the laws of descent and distribution.

(jj)  "Total Disability" or "Disability" means a permanent and total disability as defined in section 22(e) (3) of the Code.

(kk)  "Transactional Change in Control" means any of the following transactions to which the Company is a party: (1) a reorganization, recapitalization, merger or consolidation (a "Corporate Transaction") of the Company, unless securities representing 60% or more of either the outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the beneficial holders of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or (2) the sale, transfer or other disposition of all or substantially all of the assets of the Company.

(ll) "Unvested Portion" shall mean any Option with respect to the number of shares of Common Stock for that Option that is not exercisable as of the date of the closing of a Transaction resulting in a Change in Control.  In the case of a Change in Control which occurs as the results of a series of transactions, the closing date shall be deemed to be the closing date of the final Transaction affecting the Change in Control.

4. Stock Subject to the Plan.  Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of shares which the Committee may grant as Options, Awards or Purchase Rights and sell under the Plan is 20,000,000 shares of Common Stock, which may be authorized, but unissued, Common Stock.  If an Option should expire or become unexercisable for any reason without the holder exercising such Option in full, the unpurchased Shares will become available for future grant under the Plan.

5. Administration of the Plan.

(a) Procedure.  The Plan shall be administered by the Board of Directors; provided, however, that (i) the Board of Directors may  appoint a Committee to administer the Plan; and (ii) shall appoint a Committee to administer the Plan, if necessary, to provide the officers and directors of  the Company with the benefits of Rule 16b-3 promulgated by the SEC.  If appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors.  Subject to the foregoing, from time-to-time the Board of Directors may increase the size of the Committee and appoint additional members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

(b) Powers of the Board.  Subject to the provisions of the Plan, the Board shall have the authority, in its discretion: (i) to grant Incentive Stock Options, in  accordance with Section 422 of the Code, or "nonstatutory stock options;" (ii) to grant Awards of stock in the Company; (iii) to authorize individuals opportunities to make direct purchases of stock in the Company (iv)  to determine, upon review of relevant information and in accordance with Section  12(b) of the Plan, the fair market value of the Common Stock; (v) to determine the exercise price per share of Options to be granted, which exercise price shall be determined in accordance with Section 12(a) of the Plan; (vi) to determine the Employees or Consultants to whom, and the time or times at which, Options shall be granted and the number of shares to be represented by each Option; (vii) to interpret the Plan; (viii) to prescribe, amend and rescind rules and regulations relating to the Plan; (ix) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option; (x) to accelerate or defer (with the consent of the Optionee as to any deferral) the exercise date of any Option consistent with the provisions of Section 9 of the Plan; (xi) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board; and (xii) to make all other determinations deemed necessary or advisable for the administration of the Plan.

CAMELOT ENTERTAINMENT GROUP, INC.

2007 STOCK PLAN

ADOPTED OCTOBER 1, 2007

(c) Effect of Board's Decision.  All decisions, determinations and interpretations of the Board or its Committee shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.  The Board shall have full power and authority, subject to the express provisions of the Plan, to construe and interpret the Plan and all Option agreements, Purchase authorizations and Award grants thereunder, to establish, amend and rescind such rules and regulations as it may deem appropriate for the proper administration of the Plan, to determine in each case the terms and provisions which shall apply to a particular Option agreement, Purchase authorization, or Award grant, and to make all other determinations which are, in the Board's judgment, necessary or desirable for the proper administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Option agreement, Purchase authorization or Award grant in the manner and to the extent it shall, in its sole discretion, consider expedient.  Decisions of the Board shall be final and binding on all parties who have an interest in the Plan or any Option, Purchase, Award, or stock issuance thereunder.  No director or person acting pursuant to authority delegated by the Board shall be liable for any action or determination under the Plan made in good faith.

(d) Delegation.  The Board may, to the full extent permitted by and consistent with applicable law and the Company's By-laws, and subject to the provisions stated herein below, delegate any or all of its powers with respect to the administration of the Plan to a committee (the "Committee"), such as stated above, appointed by the Board.  If a Committee has been appointed, all references in this Plan to the Board shall mean and relate to that Committee.

(e) Reporting Person.  Those provisions of this Plan which make express reference to Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule ("Rule 16b-3"), or which are required in order for certain option transactions to qualify for exemption under Rule l6b-3, shall apply only to those persons required to file reports under Section 16(a) of the Exchange Act (a "Reporting Person").

(f) Disinterested Person Authority.  If the Company registers any class of equity security under Section 12 of the Exchange Act, the selection of a director or an officer (as the terms "director" and "officer" are defined for purposes of Rule 16b-3) as a recipient of an option, the timing of the option grant, the exercise price of the option and the number of shares subject to the option shall be determined either (i) by the Board if all of the Board members are disinterested persons within the meaning of Rule 16(b)(3) (if the Board is made up of no less than five persons), or (ii) by two or more directors having full authority to act in the matter (if the Board is made up of no less than five persons), each of whom shall be such a disinterested person. In the event there are less than five (5) persons on the Company’s Board of Directors, this section shall not apply.

6. Eligible Employees and Others.  ISOs may be granted to any employee of the Company or of any Related Corporation.  No person who is not such an employee may be granted an ISO.  Non-Qualified Options, Awards and Purchase Rights may be granted to any employee, officer or director of, or consultant or advisor to the Company or any Related Corporation.  The granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify him from, participation in any other grant of Stock Rights.

7. Stock.  The stock subject to Options, Awards and Purchases shall be authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Company in any manner.  The aggregate number of shares which may be issued under the Plan is Twenty Million (20,000,000), subject to adjustment as provided in Paragraph 15.  If any Option or Purchase Right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if the Company shall reacquire any nonvested shares issued pursuant to Awards or Purchase Rights, the unpurchased shares subject to such Option, or such nonvested shares so reacquired shall again be available for grants of Stock Rights under the Plan.

CAMELOT ENTERTAINMENT GROUP, INC.

2007 STOCK PLAN

ADOPTED OCTOBER 1, 2007

8. Option Agreements.  As a condition to the grant of any Stock Right, each recipient of a Stock Right shall execute an Agreement in such form not inconsistent with the Plan as the Board shall approve.  These Agreements may differ among recipients.  Each Agreement with respect to an ISO shall be subject to the provisions of the Plan applicable to ISOs.  The Board may, in its sole discretion, include additional provisions in Agreements, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guarantee loans or to transfer other property to Optionees upon exercise of options, or such other provisions as shall be determined by the Board; provided, however, that such additional provisions shall not be inconsistent with any provision of the Plan and such additional provisions shall not cause any ISO granted under the Plan to fail to qualify as an incentive stock option within the meaning of Section 422 of the Code.

9. Eligibility.

(a) The Committee may grant Options only to Employees and Consultants.  The Committee may only grant Incentive Stock Options to Employees.  An Employee or Consultant who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

(b) The Committee may not grant an Incentive Stock Option to an Employee which, when aggregated with all other Incentive Stock Options granted to such Employee by the Company or any Parent or Subsidiary, would result in Shares having an aggregate fair market value (determined for each Share as of the date of grant of the Option covering such Share) in excess of $10,000,000 becoming first available for purchase upon exercise of one or more Incentive Stock Options during any calendar year.

(c) Section 9(b) of the Plan shall apply only to an Incentive Stock Option evidenced by a written Option agreement which shall expressly identify the Option as an Incentive Stock Option.  Section 9(b) of the Plan shall not apply to any Option evidenced by an Option agreement which sets forth the intention of the Company and the Optionee that such Option shall be a nonstatutory Stock Option.

(d) The Plan shall not confer upon any Optionee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his right or the Company's right to terminate his employment or consulting relationship at any time.

10. Term of Plan.  The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the Stockholders of the Company as described in Section 23 of the Plan.  It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19 of the Plan.

11. Term of Option.  The term of each Incentive Stock Option shall be ten (10) years from the date of grant thereof or such shorter term as may be provided in the Stock Option agreement.  The term of each Option that is not an Incentive Stock Option shall be (10) years and one (1) day from the date of grant thereof or such shorter term as may be provided in the Stock Option agreement.  However,  in the case of an Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, (a) if the Option is an Incentive Stock Option, the term of the Option shall be five (5) years from the date of grant thereof or such shorter time as may be provided in  the Stock Option agreement, or (b) if the Option is not an Incentive Stock Option, the term of the Option shall be five (5) years and one (1) day from the date of grant thereof or such shorter term as may be provided in the Stock Option agreement.

12.  Exercise Price and Consideration.

(a) The Board shall determine the per Share exercise price for the Shares to be issued pursuant to exercise of an Option, subject to the following: (i) in the case of an Incentive Stock Option: (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant, (B) granted to an Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant; (ii) in the case of a nonstatutory Stock Option, the per Share exercise price shall be no less than the price per Share set by the Board on the date of grant.

CAMELOT ENTERTAINMENT GROUP, INC.

2007 STOCK PLAN

ADOPTED OCTOBER 1, 2007

(b) The Fair Market Value shall be determined in the following manner.  If the Common Stock is unlisted, the Board shall determine the fair market value, in its discretion.  If listed, the value shall be the 30 day Average Trading Price (“ATP”) of the Company's par value $0.001 Common Stock as reported on the automated quotation service or stock exchange on which the common Stock is quoted or listed immediately preceding the date of grant.

(c) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment shall be determined by the Board and may consist entirely of cash, check, promissory note, other Shares of Common Stock having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares to the extent permitted under Delaware Corporate Law.  In making its determination as to the type of consideration to accept, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(d) Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law: (a) by cancellation of indebtedness of the Company to the Participant; (b) by surrender of shares that: (i) either (A) have been owned by the Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares) or (B) were obtained by the Participant in the public market and (ii) are clear of all liens, claims, encumbrances or security interests; (c) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code; provided, however, that Participants who are not employees or directors of the Company will not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares; (d) by waiver of compensation due or accrued to the Participant for services rendered; (e) provided that a public market for the Company's stock exists: (1) through a "same day sale" commitment from the Participant  and a broker-dealer that is a member of the National Association of Securities Dealers ("NASD DEALER") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or (2) through a "margin" commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to  the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or (f) by any combination of the foregoing.

(e) The Committee may help the Participant pay for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.

13.  Exercise of Options.

(a)  Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan, all as set forth in the Option Agreement.  A holder many not exercise an Option for a fraction of a Share.  An Option shall be deemed to be exercised when the person entitled to exercise the Option has given written notice of such exercise to the Company in accordance with the terms of the Option and has made full payment for the Shares with respect to which the Option is exercised.  Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 8(c) of the Plan.  Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized  transfer agent of the Company) of the Stock Certificate evidencing such shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Certificate is issued, except as provided in Section 11 of the Plan.  Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

CAMELOT ENTERTAINMENT GROUP, INC.

2007 STOCK PLAN

ADOPTED OCTOBER 1, 2007

(b) Termination of Status as an Employee or Consultant.  If an Employee or Consultant ceases to serve as an Employee or Consultant (as the case may be), he may, but only within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Board at the time of grant of the Option) after the date he ceases to be an Employee or Consultant (as the case may be) of the Company, exercise his Option to the extent that he was entitled to exercise it at the date of such termination.  To the extent that he was not entitled to exercise the Option at the date of such termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

(c) Disability of Optionee.  Notwithstanding the provisions of Section 13(b) above, in the event an Employee or Consultant is unable to continue his employment or consulting relationship (as the case may be) with the Company as a  result of his total and permanent disability (as defined in Section 22(e) (3) of  the Internal Revenue Code), he may, but only within six (6) months (or such  other period of time not less than six (6) months (or such other period of time  not less then six (6) months nor more than twelve (12) months as is determined  by the Board at the time of grant of the Option) from the date of termination,  exercise his Option to the extent he was entitled to exercise it at the date of  such termination (or to such greater extent as the Board may provide).  To the extent that he was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

(d)  Death of Optionee.  In the event of the death of an Optionee: (i) during the term of the Optionee who is at the time of his death an Employee or Consultant of the Company and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised,  at any time within twelve (12) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option  by bequest or inheritance, but only to the extent of the right to exercise that  has accrued as of the date of death (or to such greater extent as the Board may provide); or (ii) within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Board at the time of grant of  the Option) after the termination of Continuous Status as an Employee or Consultant, the Option may be exercised, at any time within six (6) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination (or to such greater extent as the Board may provide).

14. Nontransferability of Options.  The Option may not be sold, pledged,  assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

15. Adjustments upon Certain Changes.

(a) Stock Split or Reclassification.  Subject to any required action by the Stockholders of the Company, the number of Shares of Common Stock covered by each outstanding Stock Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Stock Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or a Purchase Right, as well as the price per Share of Common Stock covered by each such outstanding Option or Purchase Right, shall be proportionately adjusted for any  increase or decrease in the number of shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration."  The Board, whose determination in that respect shall be final, binding and conclusive, shall make such adjustment.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into Shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Option.

CAMELOT ENTERTAINMENT GROUP, INC.

2007 STOCK PLAN

ADOPTED OCTOBER 1, 2007

(b) Change in Control.  In the event of a Change of Control, then to the extent permitted by applicable law, with respect to half (50%) of the unvested Options (the "Primary Accelerated Amount") held by persons then performing services as Employees, Directors, or Consultants, then immediately prior to the consummation of such Change of Control such Primary Accelerated Amount shall be fully vested and exercisable and such Options shall be terminated if not exercised prior to  the consummation of the Change of Control.  With respect to the remaining portion of such unvested Options (the "Remaining Amount"), any surviving corporation or an Affiliate of such surviving corporation shall assume or continue the Remaining Amount, or substitute similar Options for the Remaining Amount.  If the surviving corporation or an Affiliate of such surviving corporation refuses to  assume or continue the Remaining Amount, or substitute similar Options for the Remaining Amount, then with respect to any person who was providing services as an Employee, Director or Consultant immediately prior to the consummation of the Change of Control, then immediately prior to the consummation of the Change of Control such Remaining Amount shall be fully vested and exercisable and such Options shall be terminated if not exercised prior to the consummation of the Change of Control.  If, following a Change of Control, the surviving corporation or its Affiliates choose to assume or continue the Remaining Amount, or substitute similar Options for the remaining amount and any person then performing services as an Employee, Director, or Consultant is involuntarily terminated for reason other than Cause or voluntary terminates for Good Reason within one (1) year of such Change of Control, then upon such termination any Options still outstanding shall be fully vested and exercisable and such Options shall be terminated if not exercised within thirty (30) days of such  termination.

For the purposes of this plan: (i) "Change in Control" means: (1) a dissolution, liquidation or sale of substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation (other than a merger solely for the purpose of changing the state of  incorporation); or (3) a reverse merger in which the Company is the surviving  corporation but the shares of the Company's common stock outstanding immediately  preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (ii) "Cause" means: (1) an Optionee’s willful dishonesty towards, fraud upon, crime against, deliberate or attempted injury or bad faith action with respect to the Company; or (2) Optionee's conviction for any felony crime; (iii) "Good Reason" means: (1) a material reduction in compensation; (2) a relocation of the Optionee's principal worksite to a location more than sixty (60) miles from Optionee's pre-Change of  Control worksite; or (3) for an executive officer, a material reduction in responsibilities or authority as in effect before the Change in Control.

(c) Adjustment Parameters.  If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an equitable adjustment shall be made in the manner determined by the Board of Directors in (a) the maximum number and kind of shares reserved for issuance under the Plan, (b) the number and kind of shares or other securities subject to any then outstanding Options under the Plan, and (c) the price for each share subject to any then outstanding Options under the Plan, without changing the aggregate purchase price as to which such Options remain exercisable. No fractional shares shall be issued under the Plan on account of any such adjustments.  Notwithstanding the foregoing provisions of this Paragraph 13 no adjustment shall be made pursuant to this Paragraph 15 if such adjustment would cause any ISO granted under the Plan to fail to qualify as an incentive stock option within the meaning of Section 422 of the Code.

16. Time of Granting Options.  The date of grant of an Option shall, for all purposes, be the date on which the Board makes the determination granting such Option.  Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

CAMELOT ENTERTAINMENT GROUP, INC.

2007 STOCK PLAN

ADOPTED OCTOBER 1, 2007

17. Right of First Refusal.  The Agreements may contain such provisions as the Board shall determine to the effect that if a Holder, or such other person exercising an Option, elects to sell all or any shares of Common Stock that such Holder or other person acquired upon the exercise of an Option awarded under the Plan, then such Holder or other person shall not sell such shares unless such Holder or other person shall have first offered in writing to sell such shares to the Company at Fair Market Value on a date specified in such offer (which date shall be at least three business days and not more than 10 business days following the date of such offer). In any such event, certificates (or other evidence of ownership) representing shares issued upon exercise of Options shall bear a restrictive legend to the effect that transferability of such shares are subject to the restrictions contained in the Plan and the applicable Agreement and the Company may cause the registrar of its Common Stock to place a stop transfer order with respect to such shares.

18. Effectiveness of the Plan.  The Plan shall become effective on October 1, 2007.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Board may amend or terminate the Plan from  time-to-time in such respects as the Board may deem advisable; provided that,  the following revisions or amendments shall require approval of the Stockholders  of the Company in the manner described in Section 23 of the Plan: (i) any  increase in the number of Shares subject to the Plan, other than in connection  with an adjustment under Section 13 of the Plan; (ii) any change in the  designation of the class of Employees or Consultants eligible to be granted  Options; (iii) any material increase in the benefits accruing to participate  under the Plan.

(b) Stockholder Approval.  In the event any amendment requiring Stockholder  approval under Section 15(a) of the Plan is made, such Stockholder approval  shall be solicited as described in Section 23 of the Plan.

(c) Effect of Amendment or Termination.  Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

20. Conditions upon Issuance of Shares.  Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as  amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to render to the Company a written statement containing such representations and warranties as, in the opinion of counsel for the  Company, may be required to ensure compliance with any of the aforementioned relevant provisions of law, including a representation that the Shares are being  purchased only for investment and without any present intention to sell or  distribute such Shares, if, in the opinion of counsel for the Company, such  representation is required.

21. Reservation of Shares.  The Company, during the term of this Plan, will at all time reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22. Option Agreement.  Options shall be evidenced by written option agreements in such form as the Board shall approve.

23. Stockholder Approval.  Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted.  If such Stockholder approval is obtained at a duly held Stockholders' Meeting, it may be obtained by the affirmative vote of the holders of a majority of the Shares of the Company present or represented and entitled to vote thereon.  In the case of approval by written consent, it must be obtained by the written consent of all stockholders of the Company, or by written consent of a smaller percentage of stockholders but only if the Board determines, on the basis of advice of the Company's legal counsel, that the written consent of such a smaller percentage of stockholders will comply with all applicable laws and will not adversely affect the qualifications of the Plan under Section 422 of the Code.

CAMELOT ENTERTAINMENT GROUP, INC.

2007 STOCK PLAN

ADOPTED OCTOBER 1, 2007

24. Information to Optionees.  The Company shall provide to each Optionee, during the period for which such Optionee has one or more Options outstanding, copies of all annual reports and other information which are provided to all stockholders of the Company.  The Company shall not be required to provide such information if the issuance of Options under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.

25. Government and Other Regulations.  The obligation of the Company with respect to Awards shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, and the rules and regulations of any securities exchange on which the Common Stock may be listed.  For so long as the Common Stock is registered under the Exchange Act, the Company shall use its reasonable efforts to comply with any legal requirements (a) to maintain a registration statement in effect under the Securities Act of 1933 with respect to all shares of Common Stock that may be issued to Holders under the Plan, and (b) to file in a timely manner all reports required to be filed by it under the Exchange Act.

26. Withholding.  The Company's obligation to deliver shares of Common Stock or pay cash in respect of any Award under the Plan shall be subject to applicable federal, state and local tax withholding requirements.  Federal, state and local withholding taxes paid upon the exercise of any Option may be paid in shares of Common Stock upon such terms and conditions as the Board shall determine; provided, however, that the Board in its sole discretion may disapprove such payment and require that such taxes be paid in cash.

27. Separability.  If any of the terms or provisions of this Plan conflict with the requirements of applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with applicable law without invalidating the remaining provisions hereof.

28. Non-Exclusivity of the Plan.  The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

29. Exclusion from Pension and Profit-Sharing Computation.  By acceptance of an Award, each Holder shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates.  In addition, each beneficiary of a deceased Holder shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company or any of its Subsidiaries or Affiliates on the life of the Holder which is payable to such beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries or Affiliates.

30. Governing Law.  The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

31. Beneficiaries.  Each Holder may designate any person(s) or legal entity(s), including his or her estate, as his or her beneficiary under the Plan.  Such designation shall be made in writing on a form filed with the Secretary of the Company or his or her designee and may be revoked or changed by such Holder at any time by filing written notice of such revocation or change with the Secretary of the Company or his or her designee.  If no person shall be designated by a Holder as his or her beneficiary or if no person designated as a beneficiary survives such Holder, the Holder's beneficiary shall be his or her estate.

CAMELOT ENTERTAINMENT GROUP, INC.

2007 STOCK PLAN

ADOPTED OCTOBER 1, 2007

32. Deferral of Options Gains.  The Agreement may contain terms, conditions and procedures permitting Holders to elect to defer the receipt of shares of Common Stock upon the exercise of Options for a specific period or until a specified event.

33. Nonalienation of Benefits.  Except as specifically provided for herein, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits.

34. Right of Company to Terminate Employment.  Nothing contained in the Plan or in any Award shall confer on any Holder any right to continue in the employ of the Company or any of its Subsidiaries or Affiliates or interfere in any way with the right of the Company or a Subsidiary or Affiliate to terminate the employment of the Holder at any time, with or without cause; subject, however, to the provisions of any employment agreement between the Holder and the Company or any of its Subsidiaries or Affiliates.

35. Termination of Employment.

35.1. General.  If a Holder's employment shall terminate prior to the complete exercise of an Option (or deemed exercise thereof, as provided in Section 6.5(a)), then such Option shall thereafter be exercisable solely to the extent provided in the applicable Agreement; provided, however, that, unless the applicable Agreement provides otherwise, (a) no Option may be exercised after the scheduled expiration date of such Option; (b) if the Holder's employment terminates by reason of Death, Disability or Total Disability, the Option shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration of such Option); and (c) any termination by the employing company for cause will be treated in accordance with the provisions of Section 35.2.

35.2. Termination for Cause.  If a Holder's employment with the Company or any of its Subsidiaries or Affiliates shall be terminated for cause by the Company or such Subsidiary or Affiliate prior to the exercise of any Option, then unless the applicable Agreement provides otherwise, all Options held by such Holder and any permitted transferee pursuant to Section 6.6.  shall terminate one month after the date of a termination for cause; provided, that if such termination for cause is for fraud, misappropriation or embezzlement, all Options shall terminate immediately.  For the purposes of Options granted prior to September 30, 2007, cause (a) shall have the meaning provided for in any employment, advisory or consulting agreement to which such Holder and the Company or any Subsidiary or Affiliate are parties or (b) in the absence thereof, shall mean insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform such Holder's duties and responsibilities for any reason other than illness or incapacity, except that if the termination occurs within 12 months after an Approved Transaction, Control Purchase or Board Change, cause under this clause (b) shall mean only a felony conviction for fraud, misappropriation or embezzlement. For purposes of Options granted on or after September 30, 2007, except as otherwise provided in the applicable Agreement, (x) cause shall have the meaning provided for in any employment or consulting agreement to which the Holder and the Company or any Subsidiary or Affiliate are parties or (y) in the absence thereof, cause shall include (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information and conduct substantially prejudicial to the business of the Company or any Affiliate. For purposes of Options granted on or after September 30, 2007, cause is not limited to events which have occurred prior to a Holder's termination of service, nor is it necessary that the Board's finding of cause occur prior to termination but rather, if the Board determines, subsequent to a Holder's termination of service but prior to the exercise of an Option, that either prior or subsequent to the Holder's termination the Holder engaged in conduct which could constitute cause, then the right to exercise any Option is forfeited. The determination of the Board as to the existence of cause will be conclusive on the Holder and the Company.

35.3. Special Rule.  Notwithstanding any other provision of the Plan, the Board may provide in the applicable Agreement that the Award shall become and/or remain exercisable at rates and times at variance with the rules otherwise herein set forth; provided, however, that any such Agreement provisions at variance with the exercisability rules otherwise set forth herein shall be effective only if reflected in the terms of an employment agreement approved or ratified by the Board.

35.4. Miscellaneous.  The Board may determine whether any given leave of absence constitutes a termination of employment and may make other provisions in the applicable Agreement relating to leaves of absence.  Awards made under the Plan shall not be affected by any change of employment so long as the Holder continues to be an employee of (a) for Options granted prior to September 30, 2007, the Company or one of its Subsidiaries and (b) for Options granted on or after September 30, 2007, the Company or one of its Affiliates.

36. Factors to Consider.  In making determinations hereunder, the Board may take into account the nature of the services rendered by the respective employees, consultants or advisors, their dedication and past contributions to the Company and its Subsidiaries, their present and potential contributions to the success of the Company and its Subsidiaries and such other factors as the Board in its discretion shall deem relevant.